January 2025

Preliminary Pricing Supplement No. 5,634

Registration Statement Nos. 333-275587; 333-275587-01

Dated January 2, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Jump Notes with Auto-Callable Feature due February 2, 2032

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement and prospectus, as supplemented and modified by this document. The notes will be automatically redeemed if the index closing value of the underlying index on any annual determination date is greater than or equal to the then-applicable redemption threshold level (which will increase over the term of the notes), for an early redemption payment that will increase over the term of the notes and that will correspond to a return of at least approximately 9.50% per annum (to be determined on the pricing date), as described below. No further payments will be made on the notes once they have been redeemed, and the investor will not participate in any appreciation of the underlying index if the notes are redeemed early. At maturity, if the notes have not previously been redeemed and the final index value is greater than the initial index value, investors will receive the state principal amount plus 1-to-1 upside performance of the underlying index. However, if the notes are not automatically redeemed prior to maturity and the final index value is less than or equal to the initial index value, investors will receive only the stated principal amount of their investment, without any positive return on the notes.

These long-dated notes are for investors who are concerned about principal risk but seek exposure to an equity index-linked return, who are willing to accept that the underlying index’s Volatility Target feature may reduce upside performance in bullish markets, and who are willing to forgo current income in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if the underlying index closes at or above the then-applicable redemption threshold level or above the initial index value, as applicable, on an annual determination date. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

The BlackRock Adaptive U.S. Equity 5% Index is a rules-based index developed by BlackRock Index Services, LLC to offer variable exposure to the iShares® Core S&P 500 ETF (the “Equity ETF”) and a combination of (i) the iShares® 1-3 Year Treasury Bond ETF, the iShares® 7-10 Year Treasury Bond ETF and the iShares® 20+ Year Treasury Bond ETF (each a “Fixed Income ETF” and collectively, the “Fixed Income ETFs”); and (ii) a cash component. The index was established on March 13, 2023, with a base level of 1,000, and is published under the ticker symbol BAUSE7X. The index employs a rules-based quantitative strategy that consists of a risk-adjusted approach to construct a portfolio composed of the Equity ETF, the Fixed Income ETFs and a cash component (the Fixed Income ETFs and cash component together with the Equity ETF, the “Index Constituents”), and uses rates momentum- and equity/rates correlation-based approaches with respect to the weightings of the Index Constituents. The risk-adjusted approach consists of an overall volatility-targeting feature upon the index portfolio. The index is subject to an interest rate reduction based on the Effective Federal Funds Rate (the “Interest Rate Reduction”) and a 0.50% per annum daily decrement (the “Index Fee”). The index targets 5% volatility by allocating its exposure to the Index Constituents. The index tracks the daily return of the weighted Index Constituents, reduced by the sum of (i) the Interest Rate Reduction and (ii) the Index Fee. For more information about the index, see “Annex A — BlackRock Adaptive U.S. Equity 5% Index” beginning on page 21.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	January 28, 2025
Original issue date:	January 31, 2025 (3 business days after the pricing date)
Maturity date:	February 2, 2032
Interest:	None
Underlying index:	BlackRock Adaptive U.S. Equity 5% Index
Early redemption:

If, on any of the first six annual determination dates, beginning January 28, 2026, the index closing value of the underlying index is greater than or equal to the then-applicable redemption threshold level, the notes will be automatically redeemed for the applicable early redemption payment on the related early redemption date.

Early redemption payment:

The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of at least approximately 9.50% per annum, to be determined on the pricing date) for each annual determination date, as follows:

1st determination date: At least $1,095

2nd determination date: At least $1,190

3rd determination date: At least $1,285

4th determination date: At least $1,380

5th determination date: At least $1,475

6th determination date: At least $1,570

No further payments will be made on the notes once they have been redeemed.

Redemption threshold levels*:

1st determination date: At most 101% of the initial index value

2nd determination date: At most 102% of the initial index value

3rd determination date: At most 103% of the initial index value

4th determination date: At most 104% of the initial index value

5th determination date: At most 105% of the initial index value

6th determination date: At most 106% of the initial index value

*The actual redemption threshold level percentage with respect to each determination date will be determined on the pricing date.

Payment at maturity:

If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

●If the final index value is greater than the initial index value:

$1,000 + ($1,000 × index percent change)

●If the final index value is less than or equal to the initial index value:

$1,000

Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $920.20 per note, or within $55.00 of that estimate. See “Investment Summary” beginning on page 3.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per note	$1,000	$	$
Total	$	$	$

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(2)See “Use of proceeds and hedging” on page 19.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Equity-Linked Notes dated November 16, 2023  Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 2, 2032

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

Terms continued from previous page:
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the final determination date
Determination dates:

1st determination date: January 28, 2026

2nd determination date: January 28, 2027

3rd determination date: January 28, 2028

4th determination date: January 29, 2029

5th determination date: January 28, 2030

6th determination date: January 28, 2031

Final determination date: January 28, 2032

The determination dates are subject to postponement for non-index business days and certain market disruption events.

Early redemption date:	The third business day following the relevant determination date.
CUSIP:	61777RTR4
ISIN:	US61777RTR48
Listing:	The notes will not be listed on any securities exchange.

January 2025 Page 2

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 2, 2032

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

Investment Summary

Jump Notes with Auto-Callable Feature

The Jump Notes with Auto-Callable Feature due February 2, 2032 Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index (the “notes”) do not provide for the regular payment of interest. Instead, the notes will be automatically redeemed if the index closing value of the underlying index on any of the first six annual determination dates is greater than or equal to the then-applicable redemption threshold level (which will increase over the term of the notes), for an early redemption payment that will increase over the term of the notes and that will correspond to a return of at least approximately 9.50% per annum (to be determined on the pricing date), as described below. No further payments will be made on the notes once they have been redeemed. At maturity, if the notes have not previously been redeemed and the final index value is greater than the initial index value, you will receive the stated principal amount of your investment plus a return reflecting 100% of the upside performance of the underlying index. However, if the notes have not previously been redeemed and the final index value is less than or equal to the initial index value, you will receive only the stated principal amount of $1,000 per note, without any positive return on your investment.

The notes provide investors:

oan opportunity to gain exposure to the BlackRock Adaptive U.S. Equity 5% Index;

othe repayment of principal at maturity, subject to our credit risk;

othe possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if the underlying index closes at or above the then-applicable redemption threshold level or above the initial index value, as applicable, on an annual determination date; and

ono exposure to any decline of the underlying index if the notes are held to maturity.

All payments on the notes, including any early redemption payment and the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 7 years
Interest:	None
Automatic early redemption:

If, on any of the first six annual determination dates, the index closing value of the underlying index is greater than or equal to the then-applicable redemption threshold level, the notes will be automatically redeemed for the applicable early redemption payment on the related early redemption date. No further payments will be made on the notes once they have been redeemed

	1st determination date:	January 28, 2026
	2nd determination date:	January 28, 2027
	3rd determination date:	January 28, 2028
	4th determination date:	January 29, 2029
	5th determination date:	January 28, 2030
	6th determination date:	January 28, 2031
	Final determination date:	January 28, 2032
Redemption threshold levels:	●1st determination date:	At most 101% of the initial index value
	●2nd determination date:	At most 102% of the initial index value
	●3rd determination date:	At most 103% of the initial index value
	●4th determination date:	At most 104% of the initial index value
	●5th determination date:	At most 105% of the initial index value
	●6th determination date:	At most 106% of the initial index value
The actual redemption threshold level percentage with respect to each determination date will be determined on the pricing date.
Early redemption payment:	The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of at least approximately 9.50% per annum, to be determined on the

January 2025 Page 3

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 2, 2032

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

pricing date), as follows*:
	●1st determination date:	At least $1,095
	●2nd determination date:	At least $1,190
	●3rd determination date:	At least $1,285
	●4th determination date:	At least $1,380
	●5th determination date:	At least $1,475
	●6th determination date:	At least $1,570

*The actual early redemption payment with respect to each applicable determination date will be determined on the pricing date.

No further payments will be made on the notes once they have been redeemed.

Payment at maturity:

If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

●If the final index value is greater than the initial index value:

$1,000 + ($1,000 × index percent change)

●If the final index value is less than or equal to the initial index value:

$1,000

January 2025 Page 4

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 2, 2032

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $920.20, or within $55.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the early redemption payment amounts and the then-applicable redemption threshold levels, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

January 2025 Page 5

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 2, 2032

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

Key Investment Rationale

The notes do not provide for the regular payment of interest. Instead, the notes will be automatically redeemed if the index closing value of the underlying index on any of the first six annual determination dates is greater than or equal to the then-applicable redemption threshold levels. The notes offer investors potential returns based on the performance of the underlying index and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek exposure to an equity-linked index, who are willing to accept that the underlying index’s volatility target feature may reduce upside performance in bullish markets, and who are willing to forgo current income in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if the underlying index closes at or above the then-applicable redemption threshold level or above the initial index value, as applicable, on an annual determination date.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption payment or the payment at maturity (if the notes have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur.

Scenario 1: The notes are redeemed prior to maturity

Starting on January 28, 2026, when the underlying index closes at or above the then-applicable redemption threshold level on any annual determination date, the notes will be automatically redeemed for the applicable early redemption payment on the related early redemption date, corresponding to a return of at least approximately 9.50% per annum (to be determined on the pricing date). Investors do not participate in any appreciation of the underlying index.

Scenario 2: The notes are not redeemed prior to maturity, and investors receive a positive return at maturity

This scenario assumes that the underlying index closes below the then-applicable redemption threshold level on each annual determination date. Consequently, the notes are not redeemed prior to maturity. On the final determination date, the underlying index closes above the initial index value. At maturity, investors will receive the state principal amount plus 1-to-1 upside performance of the underlying index.

Scenario 3: The notes are not redeemed prior to maturity, and investors receive the stated principal amount at maturity

This scenario assumes that the underlying index closes below the then-applicable redemption threshold level on each annual determination date. Consequently, the notes are not redeemed prior to maturity. On the final determination date, the underlying index closes at or below the initial index value. At maturity, investors will receive a cash payment equal to the stated principal amount of $1,000, without any positive return on the notes.

January 2025 Page 6

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 2, 2032

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only. Whether the notes are redeemed prior to maturity will be determined by reference to the index closing value of the underlying index on each of the first six annual determination dates, and the payment at maturity, if the notes are not redeemed early, will be determined by reference to the index closing value of the underlying index on the final determination date. The actual initial index value, redemption threshold levels and early redemption payment with respect to each applicable determination date will be determined on the pricing date. Some numbers appearing in the examples below have been rounded for ease of analysis. All payments on the notes are subject to our credit risk. The below examples are based on the following terms:

Stated Principal Amount:	$1,000
Hypothetical Initial Index Value:	1,000
Hypothetical Redemption Threshold Levels:

1st determination date: 1,010, which is 101% of the hypothetical initial index value

2nd determination date: 1,020, which is 102 % of the hypothetical initial index value

3rd determination date: 1,030, which is 103% of the hypothetical initial index value

4th determination date: 1,040, which is 104% of the hypothetical initial index value

5th determination date: 1,050, which is 105% of the hypothetical initial index value

6th determination date: 1,060, which is 106% of the hypothetical initial index value

Hypothetical Early Redemption Payment:

The hypothetical early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 9.50% per annum) for each annual determination date, as follows:

	●1st determination date:	$1,095
	●2nd determination date:	$1,190
	●3rd determination date:	$1,285
	●4th determination date:	$1,380
	●5th determination date:	$1,475
	●6th determination date:	$1,570
	No further payments will be made on the notes once they have been redeemed.
Payment at Maturity:

If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

●If the final index value is greater than the initial index value:

$1,000 + ($1,000 × index percent change)

●If the final index value is less than or equal to the initial index value:

$1,000

Automatic Call:

Example 1 — The notes are redeemed following the second annual determination date.

Date	Index Closing Value	Payment (per note)
1st Determination Date	525 (below the then-applicable redemption threshold level, notes are not redeemed)	--
2nd Determination Date	1,260 (at or above the then-applicable redemption threshold level)	$1,190

In this example, the index closing value of the underlying index on the first determination date is below the then-applicable redemption threshold level, and the index closing value of the underlying index on the second determination date is at or above the then-applicable redemption threshold level. Therefore, the notes are automatically redeemed on the second early redemption date. Investors will receive $1,190 per note on the related early redemption date, corresponding to an annual return of approximately 9.50%. No further payments will be made on the notes once they have been redeemed, and investors do not participate in the appreciation of the underlying index.

January 2025 Page 7

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 2, 2032

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

How to calculate the payment at maturity

In the following examples, the underlying index closes below the then-applicable redemption threshold level on each of the first six annual determination dates, and, consequently, the notes are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1 – The final index value is above the initial index value.

Date	Final Index Value	Payment at Maturity (per note)
1st Determination Date	540 (below the then-applicable redemption threshold, notes are not redeemed)	--
2nd Determination Date	750 (below the then-applicable redemption threshold, notes are not redeemed)	--
3rd Determination Date	842 (below the then-applicable redemption threshold, notes are not redeemed)	--
4th Determination Date	943 (below the then-applicable redemption threshold, notes are not redeemed)	--
5th Determination Date	944 (below the then-applicable redemption threshold, notes are not redeemed)	--
6th Determination Date	535 (below the then-applicable redemption threshold, notes are not redeemed)	--
Final Determination Date:	1,200 (above the initial index value)	= $1,000 + ($1,000 × index percent change) = $1,000 + $200 = $1,200 Payment at maturity = $1,200

In example 1, the final index value is below the then-applicable redemption threshold level on each of the determination dates before the final determination date, and therefore the notes are not redeemed prior to maturity. On the final determination date, the underlying index has appreciated by 20% from the hypothetical initial index value. Therefore, investors receive at maturity the stated principal amount plus a return reflecting 100% of the appreciation of the underlying index. Investors receive $1,200 per note at maturity.

Example 2 – The final index value is below the initial index value.

Date	Final Index Value	Payment at Maturity (per note)
1st Determination Date	640 (below the then-applicable redemption threshold, notes are not redeemed)	--
2nd Determination Date	650 (below the then-applicable redemption threshold, notes are not redeemed)	--
3rd Determination Date	442 (below the then-applicable redemption threshold, notes are not redeemed)	--
4th Determination Date	843 (below the then-applicable redemption threshold, notes are not redeemed)	--
5th Determination Date	844 (below the then-applicable redemption threshold, notes are not redeemed)	--
6th Determination Date	535 (below the then-applicable redemption threshold, notes are not redeemed)	--
Final Determination Date:	920 (below the initial index value)	$1,000

In example 2, the final index value is below the then-applicable redemption threshold level on each of the determination dates before the final determination date, and therefore the notes are not redeemed prior to maturity. On the final determination date, the final index value is less than or equal to the initial index value. Therefore, investors receive only the $1,000 stated principal amount per note at maturity, without any positive return on the notes.

January 2025 Page 8

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 2, 2032

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying product supplement and the accompanying prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

◼The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the notes are not redeemed prior to maturity and the index percent change is less than or equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the notes have not been automatically redeemed prior to maturity and the underlying index does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount, based on the performance of the underlying index.

◼If the notes are automatically redeemed prior to maturity, the appreciation potential of the notes is limited by the fixed early redemption payment specified for each of the first six annual determination dates. If the underlying index closes at or above the then-applicable redemption threshold level on any of the first six annual determination dates, the notes will be automatically redeemed and the appreciation potential of the notes is limited to the fixed early redemption payment specified for each such determination date. No further payments will be made on the notes once they have been redeemed, and you will not participate in any appreciation of the underlying index if the notes are redeemed early.

◼The automatic early redemption feature may limit the term of your investment to as short as approximately one year. If the notes are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the notes may be limited to as short as approximately one year by the automatic early redemption feature of the notes. If the notes are redeemed prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

◼The redemption threshold level increases progressively over the term of the notes. The notes will be redeemed only if the index closing value of the underlying index increases from the initial index value to be greater than or equal to the then-applicable redemption threshold level on one of the first six annual determination dates. Even if the value of the underlying index appreciates over the term of the notes, it may not appreciate sufficiently for the notes to be redeemed early (including because the redemption threshold level increases progressively over the term of the notes).

◼The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying index at any time and, in particular, on the determination dates, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rate on the ETFs underlying the index, interest and yield rates in the market, the time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

◼The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

◼As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

January 2025 Page 9

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 2, 2032

Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

◼The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index value and the final index value, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Supplemental Redemption Amount,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement for equity-linked notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

◼The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

◼The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

◼Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component ETFs. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other right with respect to the component ETFs of the underlying index.

◼The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 7-year term of the notes. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

◼Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index or its component ETFs), including trading in the component Sub-Indices and in other instruments related to the

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underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our affiliates also trade the component ETFs of the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the level at or above which the underlying index must close on the determination dates so that the notes are redeemed prior to maturity for an early redemption payment, and the level above which the underlying index must close on the final determination date (if the notes are not redeemed prior to maturity) so that you receive a positive return on the notes at maturity. Additionally, such hedging or trading activities during the term of the notes, including on the determination dates, could adversely affect the closing value of the underlying index on the determination dates, and, accordingly, whether we redeem the notes prior to maturity and the amount of cash an investor will receive at maturity.

Risks Relating to the Underlying Index

◼There are risks associated with the underlying index.

◼The level of the underlying index can go down as well as up. There can be no assurance that the index will achieve positive returns. The index tracks the performance of a rules-based investment methodology that selects a hypothetical portfolio of underlying assets to track from among one equity ETF, three fixed income ETFs and a cash component. The performance of the index will depend on the performance of that hypothetical portfolio, reduced by both a daily decrement of 0.50% per annum and the Effective Federal Funds Rate. The cash component will generate no return. If the hypothetical portfolio declines in value, the index value will also decline. Even if the hypothetical portfolio increases in value, the index value will nevertheless decline if the increase in the value of the portfolio is not sufficient to overcome the deduction of both the daily decrement of 0.50% per annum and the Interest Rate Reduction. Accordingly, no assurance can be given that the index will be successful or outperform any alternative strategy that might be employed in respect of the Index Constituents.

◼Low volatility in the underlying index is not synonymous with low risk in an investment linked to the underlying index. For example, even if the volatility of the underlying index were to be in line with the Target Volatility, the underlying index level may decrease over time, which may result in a zero return on the notes.

◼While the index has a Target Volatility of 5%, there can be no guarantee, even though the index is rebalanced daily, that the realized volatility of the index will not be less than or greater than 5%. Although the index aims to ensure that its realized volatility does not exceed 5%, there is no guarantee that it will successfully do so. There is a time lag of one business day associated with the index’s volatility control adjustments. During the intervening period, if the increased volatility is associated with a significant decline in the value of the Index Components, the index may in turn experience a significant decline without the reduction in exposure to the Index Components that the volatility control feature is intended to trigger. Moreover, the Index Components during the earlier part of the relevant volatility period may be different than the current Index Components, and if the earlier Index Components were significantly less volatile than the current Index Components, the index may be slow to adjust to significant volatility in the current Index Components. Furthermore, the fact that the index applies a 5% volatility constraint in the selection of the Index Components is no assurance that the resulting selected portfolio will not experience volatility that is significantly greater than 5% in the future. The index may experience greater or lesser volatility in the future because future market conditions may differ from past market conditions.

◼There can be no assurance that the actual volatility of the index will be lower than the volatility of any or all of the Index Constituents. The index’s exposure to each Index Constituent is adjusted through a volatility-scaling mechanism that seeks to target a volatility of 5% for the index. However, as the volatility-scaling mechanism looks to trends that have occurred in the past to then make adjustments to future positions, it is unlikely that the index will achieve the target volatility in any Index Constituent or overall for any given period of time. The actual volatility achieved by the index overall, as well as the volatility achieved for each Index Constituent, will likely differ – perhaps significantly – from the Target Volatility.

◼The volatility target feature of the index may dampen its performance in bullish markets. The index is designed to achieve a Target Volatility of 5% regardless of the direction of price movements in the market. Therefore, in bullish markets, if the realized volatility is higher than the Target Volatility, the adjustments to the Index Constituents of the index through daily rebalancing might dampen the performance of the index. The selection of the Index Constituents, as well as the Target Volatility feature, may cause the index to underperform one or more of the Index Constituents.

◼The value of the underlying index and any instrument linked to the underlying index may increase or decrease due to a number of factors, many of which are beyond our control. The nature and weighting of the Index Constituent can vary significantly, and no assurance can be given as to the allocation of any Sub-Index at any time.

◼No assurance can be given that the investment strategy used to construct the underlying index will achieve its intended results or that the underlying index will be successful or will outperform any alternative index or strategy that might reference the Index Components. No assurance can be given that the investment strategy on which the underlying index is based will be successful or that the underlying index will outperform any alternative strategy that might be

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employed with respect to the Index Components. The underlying index has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for changing market conditions.

◼Changes in the value of the Index Constituents may offset each other. Because the Index Constituents represent equities, bonds and cash, price movements of Index Constituents representing different asset classes or may not correlate with each other. At a time when the value of an Index Constituent representing a particular asset class increases, the value of other Index Constituents representing different asset classes may not increase as much or may decline. Therefore, in calculating the level of the index, increases in the value of some of the Index Constituents may be moderated, or more than offset, by lesser increases or declines in the level of other Index Constituents.

◼The index was established on March 13, 2023, and therefore has limited actual operating history. The performances of the index and some of the component data have been retrospectively simulated prior to March 13, 2023. As such, performance for periods prior to the establishment of the index has been retrospectively simulated by BlackRock Index Services, LLC (the “Index Administrator”) on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the index existed at any time during the period of the retrospective simulation. The methodology and the index used for the calculation and retrospective simulation of the index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance.

◼As the index is new and has limited actual historical performance, any investment in the index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the index prior to March 13, 2023 is hypothetical and back-tested, as the index did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

￭The Index Administrator developed the rules of the index with the benefit of hindsight – that is, with the benefit of being able to evaluate how the index rules would have caused the index to perform had it existed during the hypothetical back-tested period.

￭The hypothetical back-tested performance of the index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested index performance information in this note are not necessarily representative of the market conditions that will exist in the future.

￭It is impossible to predict whether the index will rise or fall. The actual future performance of the index may bear little relation to the historical or hypothetical back-tested levels of the index.

◼Adjustments to the underlying index could adversely affect the value of the notes. The Index Administrator may add, delete or substitute the Index Constituents or make other methodological changes that could change the value of the underlying index. Any of these actions could adversely affect the value of the notes. The Index Administrator may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

◼The daily decrement of 0.50% per annum and the Interest Rate Reduction will adversely affect the performance of the index in all cases, whether the index appreciates or depreciates. The BlackRock Adaptive U.S. Equity 5% Index includes both a daily decrement of 0.50% per annum and a reduction of the Effective Federal Funds Rate, each of which is deducted daily from the level of the index. The level of the index may decline even if the Index Constituents appreciate. The index will therefore underperform an identical index without one or both of such daily deductions.

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Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

BlackRock Adaptive U.S. Equity 5% Index Overview

The BlackRock Adaptive U.S. Equity 5% Index (the “Index”) is a rules-based index developed by BlackRock Index Services, LLC to offer variable exposure to the iShares® Core S&P 500 ETF (the “Equity ETF”) and a combination of (i) the iShares® 1-3 Year Treasury Bond ETF, the iShares® 7-10 Year Treasury Bond ETF and the iShares® 20+ Year Treasury Bond ETF (each a “Fixed Income ETF” and collectively, the “Fixed Income ETFs”); and (ii) a cash component. The Index was established on March 13, 2023, with a base level of 1,000, and is published under the ticker symbol BAUSE5X. The Index employs a rules-based quantitative strategy that consists of a risk-adjusted approach to construct a portfolio composed of the Equity ETF, the Fixed Income ETFs and a cash component (the Fixed Income ETFs and cash component together with the Equity ETF, the “Index Constituents”), and uses rates momentum- and equity/rates correlation-based approaches with respect to the weightings of the Index Constituents. The risk-adjusted approach consists of an overall volatility-targeting feature upon the Index portfolio. The Index is subject to an interest rate reduction based on the Effective Federal Funds Rate (the “Interest Rate Reduction”) and a 0.50% per annum daily decrement (the “Index Fee”). The Index targets 5% volatility by allocating its exposure to the Index Constituents. The Index tracks the daily return of the weighted Index Constituents, reduced by the sum of (i) the Interest Rate Reduction and (ii) the Index Fee. For additional information about the BlackRock Adaptive U.S. Equity 5% Index, see the information set forth under “Annex A—BlackRock Adaptive U.S. Equity 5% Index” below.

The inception date for the underlying index was March 13, 2023. The information regarding the underlying index prior to March 13, 2023 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlying index based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to March 13, 2023. Such data must be considered illustrative only.

Information as of market close on December 23, 2024:

Bloomberg Ticker Symbol:	BAUSE5X
Current Index Value:	1,098.87
52 Weeks Ago:	1,045.30
52 Week High (on 12/6/2024):	1,119.28
52 Week Low (on 1/4/2024):	1,036.10

The following graph sets forth the hypothetical retrospective and historical daily closing values of the underlying index for the period from January 30, 2019 to December 23, 2024. The related table sets forth the hypothetical retrospective and historical high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter from January 1, 2019 through December 23, 2024. The closing value of the underlying index on December 23, 2024 was 1,098.87. The underlying index was established on March 13, 2023. The information prior to March 13, 2023 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only. You should not take the historical values of the index as an indication of its future performance. No assurance can be given as to the closing value of the index on the determination dates.

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Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

BlackRock Adaptive U.S. Equity 5% Index Hypothetical Retrospective and Historical Performance Daily Closing Values January 30, 2019 to December 23, 2024

*The red vertical line indicates March 13, 2023, which is the date on which the index was established.

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Based on the Value of the BlackRock Adaptive U.S. Equity 5% Index

BlackRock Adaptive U.S. Equity 5% Index	High	Low	Period End
2019
First Quarter	883.78	843.34	883.78
Second Quarter	914.09	878.41	911.96
Third Quarter	921.49	897.81	909.01
Fourth Quarter	943.69	898.12	939.77
2020
First Quarter	972.76	924.42	931.83
Second Quarter	956.75	929.65	954.05
Third Quarter	990.21	954.63	973.12
Fourth Quarter	995.87	961.94	995.87
2021
First Quarter	1,010.67	990.87	1,009.32
Second Quarter	1,037.18	1,013.10	1,037.18
Third Quarter	1,063.89	1,032.81	1,033.46
Fourth Quarter	1,070.77	1,033.26	1,067.96
2022
First Quarter	1,066.66	1,024.70	1,041.57
Second Quarter	1,044.45	995.66	999.68
Third Quarter	1,029.40	989.75	989.75
Fourth Quarter	1,016.79	991.75	1,003.35
2023
First Quarter	1,025.62	1,000.00	1,016.68
Second Quarter	1,037.55	1,010.27	1,037.11
Third Quarter	1,049.44	1,010.38	1,011.42
Fourth Quarter	1,046.17	993.65	1,044.77
2024
First Quarter	1,084.53	1,036.10	1,084.44
Second Quarter	1,099.56	1,057.13	1,095.93
Third Quarter	1,118.22	1,077.09	1,102.25
Fourth Quarter (through December 23, 2024)	1,119.28	1,089.56	1,098.87

BlackRock®, Index™ and the corresponding logos are registered and unregistered trademarks of BlackRock, Inc. or its subsidiaries. For more information, see “Annex A – BlackRock Adaptive U.S. Equity 5% Index” below.

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Additional Terms of the Notes

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Underlying index publisher:	BlackRock Index Services, LLC, or any successor thereof
Bull or bear notes:	Bull notes
Call right:	The notes are not subject to an issuer discretionary call right.
Market disruption event:

The following provision supersedes in its entirety “Description of Equity-Linked Notes—General Terms of the Notes—market disruption event” in the accompanying product supplement:

Market disruption event means, with respect to any ETF included in the underlying index:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of the ETF on the primary market for the ETF for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange; or

(b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for the ETF) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the ETF, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the ETF underlying index or the ETF for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in an ETF included in the index is materially suspended or materially limited at that time, then the relevant percentage contribution of that ETF to the value of the index will be based on a comparison of (x) the portion of the value of the index attributable to that ETF relative to (y) the overall value of the index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the ETF or in relevant futures or options contract related to the ETF underlying index or the ETF will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts on the ETF underlying index or the ETF by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the ETF underlying index or the ETF and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the ETF underlying index or the ETF are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant exchange:

The following provision supersedes in its entirety “Description of Equity-Linked Notes—General Terms of the Notes—relevant exchange” in the accompanying product supplement:

Relevant exchange means the primary exchange(s) or market(s) of trading for any ETF then-included in the underlying index, or any successor index.

Postponement of determination dates:

If a market disruption event with respect to the underlying index occurs on any scheduled determination date, or if such determination date is not an index business day, the index closing value for such day shall be determined on the immediately succeeding index business day on which no market disruption event shall have occurred with respect to the underlying index; provided that the index closing value of

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the underlying index for any scheduled determination date will not be determined on a date later than the fifth scheduled index business day after such determination date, and if such date is not an index business day, or if there is a market disruption event on such date, the calculation agent shall determine the index closing value of the underlying index on such date in accordance with the formula for calculating the underlying index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index business day) on such date of each security most recently constituting the underlying index.

Postponement of maturity date and early redemption dates:

If any determination date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled early redemption date or maturity date, as applicable, the early redemption date or maturity date, as applicable, will be postponed to the second business day following that determination date as postponed, and no adjustment will be made to any early redemption payment or the payment at maturity made on such postponed date.

Discontinuance of the underlying index:

The following provision supersedes in its entirety “Description of Equity-Linked Notes—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement:

If the underlying index publisher discontinues publication of the underlying index and such underlying index publisher or another entity publishes a successor or substitute index that MS & Co., as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued underlying index (such index being referred to herein as a “successor index”), then any subsequent index closing value will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value is to be determined, and, to the extent the index closing value of such successor index differs from the index closing value of the underlying index at the time of such substitution, a proportionate adjustment will be made by the calculation agent to the initial index value and redemption threshold levels.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to The Depository Trust Company, New York, New York (“DTC”), as holder of the notes, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the underlying publisher discontinues publication of the underlying prior to, and such discontinuance is continuing on, the final observation date and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value on the final observation date. The index closing value will be computed by the calculation agent in accordance with the formula for and method of calculating the index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on the final observation date of each security most recently constituting the index without any rebalancing or substitution of such securities following such discontinuance.

If at any time the method of calculating the index or a successor index, or the value thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to the index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index closing value with reference to the index or such successor index, as adjusted. Accordingly, if the method of calculating the index or a successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a value of the index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Equity-linked notes:

All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to jump notes with auto-callable feature when read in conjunction with this document.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.

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Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the final determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual final determination date for determining the final index value.

In the event that the notes are subject to early redemption, the issuer shall, (i) on the business day following the applicable determination date, give notice of the early redemption and the early redemption payment, including specifying the payment date of the amount due upon the early redemption, (x) to each registered holder of the notes by mailing notice of such early redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid and (ii) on or prior to the early redemption date, deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the issuer or, at the issuer’s request, by the trustee in the name and at the expense of the issuer, with any such request to be accompanied by a copy of the notice to be given.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes, on the maturity date.

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Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. Although it is not clear how the comparable yield should be determined for notes that may be automatically redeemed before maturity, our counsel has advised that it is reasonable to determine the comparable yield based on the stated maturity date. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange (including early redemption), or at maturity, of the notes generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 5 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the component ETFs of the underlying index, in options

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contracts on the component ETFs, or in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index on the pricing date, and, therefore (i) the level at or above which the underlying index must close on the determination dates so that the notes are redeemed prior to maturity for an early redemption payment and (ii) the level above which the underlying index must close on the final determination date, if the notes are not redeemed prior to maturity, so that you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the component ETFs or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $ for each note they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the early redemption payment amounts and the redemption threshold levels, such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the product supplement for Equity-Linked Notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes or in the prospectus.

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Annex A — BlackRock Adaptive U.S. Equity 5% Index

The BlackRock Adaptive U.S. Equity 5% Index (the “Index”) is a rules-based index developed by BlackRock Index Services, LLC (the “Index Administrator”) to offer variable exposure to the iShares® Core S&P 500 ETF (the “Equity ETF”) and a combination of (i) the iShares® 1-3 Year Treasury Bond ETF, the iShares® 7-10 Year Treasury Bond ETF and the iShares® 20+ Year Treasury Bond ETF (each a “Fixed Income ETF” and collectively, the “Fixed Income ETFs”); and (ii) a cash component. The Index was established on March 13, 2023, with a base level of 1,000, and is published under the ticker symbol BAUSE5X. The Index employs a rules-based quantitative strategy that consists of a risk-adjusted approach to construct a portfolio composed of the Equity ETF, the Fixed Income ETFs and a cash component (the Fixed Income ETFs and cash component together with the Equity ETF, the “Index Constituents”), and uses rates momentum- and equity/rates correlation-based approaches with respect to the weightings of the Index Constituents. The risk-adjusted approach consists of an overall volatility-targeting feature upon the Index portfolio. The Index is subject to an interest rate reduction based on the Effective Federal Funds Rate (the “Interest Rate Reduction”) and a 0.50% per annum daily decrement (the “Index Fee”). The Index targets 5% volatility (the “Target Volatility”) by allocating its exposure to the Index Constituents. The Index tracks the daily return of the weighted Index Constituents, reduced by the sum of (i) the Interest Rate Reduction and (ii) the Index Fee.

The Index’s exposure to each of the Index Constituents is adjusted daily in an effort to seek the Target Volatility. Both the Index Fee and Interest Rate Reduction reduce the level of the Index, regardless of whether the Index appreciates or depreciates. Because of the daily deductions of both the Index Fee and the Interest Rate Reduction, the Index will underperform the performance of an identical index without such reductions.

Index Constituents

The Index Constituents are grouped as follows:

●The iShares Core® S&P 500 ETF, which provides exposure to large-capitalization U.S. equities;

●The “Non-Equity Asset Basket,” which is used in an effort to reduce the volatility of the Index, as needed, to track the Index Target Volatility of 5%. The Non-Equity Asset Basket rebalances among the three Fixed Income ETFs and the cash component, which does not accrue interest. The Fixed Income ETFs provide exposure to U.S. Treasury bonds with short-term (1-3 years), medium-term (7-10 years) and long-term (20+ years) tenors, respectively. The composition of the Non-Equity Asset Basket and its allocation within the Index are determined by the volatility control procedure described below under “Index Construction.”

iShares® Core S&P 500 ETF

The iShares® Core S&P 500 ETF, formerly known as the iShares® S&P 500 Index Fund, seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index. The iShares® Core S&P 500 ETF Fund generally invests at least 90% of its assets in securities of the S&P 500® Index and depositary receipts representing such securities. The iShares Core® S&P 500 ETF is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “IVV.”

iShares® 1-3 Year Treasury Bond ETF

The iShares® 1-3 Year Treasury Bond ETF seeks to track the investment results of an index composed of U.S. Treasury bonds with remaining maturities of between one and three years. The iShares® 1-3 Year Treasury Bond ETF is an exchange-traded fund that trades on the Nasdaq under the ticker symbol “SHY.”

iShares 7-10 Year Treasury Bond ETF

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The iShares® 7-10 Year Treasury Bond ETF seeks to track the investment results of an index composed of U.S. Treasury bonds with remaining maturities of between seven and ten years. The iShares® 7-10 Year Treasury Bond ETF is an exchange-traded fund that trades on the Nasdaq under the ticker symbol “IEF.”

iShares 20+ Year Treasury Bond ETF

The iShares® 20+ Year Treasury Bond ETF seeks to track the investment results of an index composed of U.S. Treasury bonds with remaining maturities of greater than twenty years. The iShares® 20+ Year Treasury Bond ETF is an exchange-traded fund that trades on the Nasdaq under the ticker symbol “TLT.”

Index Construction

On each business day, four Index construction steps are applied:

1)Market Regimes. The Index first computes a Rates Momentum Signal (“RMS”), which seeks to measure time-series momentum in interest rates, as observed through U.S. Treasury bond returns, and an Equity-Bond Correlation Signal (“EBCS”), which seeks to measure time-series momentum in the correlation of equities and bonds. The resulting RMS and EBCS are then used to determine the prevailing “Market Regime,” and regime-dependent maximum weight constraints, or “Target Exposure Caps,” are then assigned to each Fixed Income ETF, as shown in the table below.

The RMS seeks to identify trends in the interest rate environment, with an RMS of 1 typically associated with a falling interest rate environment and an RMS of -1 typically associated with a rising interest rate environment.

The EBCS is based on the level and rate of change of the rolling 44-day correlation between equity and bond returns. The equity component is represented by the Equity ETF and the bond component is represented by the iShares® 7-10 Year Treasury Bond ETF (IEF). The EBCS is -1 and referred to as a “Rising Correlation” environment when the correlation is greater than -0.2 and the rate of change, as measured by the time-series score of correlations, is greater than 0. The EBCS is 1 and referred to as an “Acceptable Correlation” environment when the correlation is greater than -0.2 and the rate of change is less than or equal to 0. The EBCS is always 1 when rolling correlation is less than -0.2.

Based on the RMS and EBCS, a resulting Market Regime is determined, along with resulting Fixed Income ETF Target Exposure Caps for the Index, as shown below.

Rates Momentum Signal (RMS)	Equity-Bond Correlation Signal (EBCS)	Fixed Income ETF Target Exposure Caps
1	1	●SHY: 100% ●IEF: 30% ●TLT: 15%
1	-1	●SHY: 100% ●IEF: 0% ●TLT: 0%
-1	1	●SHY: 50% ●IEF: 15% ●TLT: 0%

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-1	-1	●SHY: 0% ●IEF: 0% ●TLT: 0%

The applicable Fixed Income ETF Target Exposure Caps are then converted to daily Fixed Income Exposure Caps through the application of a smoothing procedure, which seeks to reduce the potential for significant, abrupt weighting changes.

2)Adaptive Variance Budget. The Adaptive Variance Budget is updated on each business day as part of the volatility control procedure. It is set above or below the variance corresponding to the Target Volatility if recent Index volatility is respectively lower or higher than the Target Volatility. The Adaptive Variance Budget is updated using recent Index volatility and regime-dependent parameters.

3)Optimization. The Index then executes an optimization procedure to find new Index weights for the Equity ETF and the three Fixed Income ETFs. The Adaptive Variance Budget and Target Exposure Caps from steps 1 and 2 are used as inputs.

4)Final Index Weights. The Index then determines the Final Index Daily Weights and allocates any excess to the cash component (which does not generate any return) as appropriate. On each business day t, the Index performs the following steps:

a.The 4x1 vector of weights ℎ𝑡 output from the optimization in the previous section are implemented on a one business day lag to produce Final Index Daily Weights for the ETF constituents effective at close of business day t+1:

b.The Final Index Daily Weight for the cash component is then calculated to ensure Index constituent weights sum to 1:

c.Lastly, the ETF and cash component weights computed in the previous two steps are rounded to the nearest 6th decimal place. If their sum altogether does not add up to exactly 1, then the difference is added to or subtracted from the constituent with the largest weight.

The Index level is calculated on each business day based on the weighted performance of each Index Constituent, with any cash component generating no return, reduced by both the Interest Rate Reduction and the Index Fee.

The Index is a product of BlackRock Index Services, LLC and has been licensed for use by Morgan Stanley & Co. LLC.

The Index does not guarantee future income or protect against loss of principal. There can be no assurance that an investment strategy or financial product based on or in any way tracking the Index will be successful. Indexes are unmanaged and one cannot invest directly in an index.

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The notes are not sponsored, endorsed, marketed, sold, or distributed by BlackRock Index Services, LLC, BlackRock, Inc., or any of its affiliates, or any of their respective third-party licensors (including the Index calculation agent, as applicable) (collectively, “BlackRock”). BlackRock makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing the notes or the ability of the Index to meet its stated objectives. BlackRock’s only relationship to us with respect to the Index is the licensing of the Index and certain trademarks of BlackRock. The Index is created, compiled, and calculated by BlackRock Index Services, LLC without regard to us or the notes. BlackRock Index Services, LLC has no obligation to take the needs of Morgan Stanley & Co. LLC or the owners of notes into consideration in calculating the Index. BlackRock is not responsible for and has not participated in the determination of the benefits and charges of notes or the timing of the issuance or sale of notes or in the determination or calculation of the equation by which notes is to be converted into cash, surrendered or redeemed, as the case may be. BlackRock has no obligation or liability in connection with the administration of notes. There is no assurance that products based on the Index will accurately track index performance or provide positive investment returns. BlackRock Index Services, LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by BlackRock to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, BlackRock, Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to notes currently being issued by Morgan Stanley & Co. LLC or its affiliates, but which may be similar to and competitive with notes. In addition, BlackRock, Inc. and its affiliates may trade financial products which are linked to the performance of the Index.

THE INDEX AND THE INDEX DATA ARE PROVIDED “AS-IS” AND “AS AVAILABLE.” BLACKROCK DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION WITH RESPECT THERETO, INCLUDING, ORAL, WRITTEN, OR ELECTRONIC COMMUNICATIONS. BLACKROCK SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. BLACKROCK MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, TITLE, NON-INFRINGEMENT, OR AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY & CO. LLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA CONTAINED THEREIN OR RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL BLACKROCK BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN BLACKROCK AND MORGAN STANLEY & CO. LLC.

BlackRock®, Index™ and the corresponding logos are registered and unregistered trademarks of BlackRock, Inc. or its subsidiaries. All rights reserved.

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